                                    EXHIBIT 2

                               KANE KESSLER, P.C.
                           1350 Avenue of the Americas
                            New York, New York 10017

As of January 2, 1997

MD Co., as Nominee for
Memorial Drive Trust
125 Cambridge Park Drive
Cambridge, Massachusetts  02140
Attention:  Mr. Jay Senerchia,
  Assistant Vice President.

Re:  The Beard Company

Gentlemen:

This letter will confirm the agreement reached between MD Co., as Nominee for Memorial Drive Trust ("MDT") (the "Seller") and Mr. Warren B. Kanders ("Kanders") through his representative, Mr. Steven Gerbsman, with respect to the purchase by Kanders, either directly or through a company to be formed (the "Purchaser") of 2,651 shares of preferred stock ("Preferred Stock") of the Beard Company ("Beard") and 19,502 shares of common stock ("Common Stock") of Beard owned by MDT (collectively, the "MDT Stock").

                              On the Closing Date (as hereinafter defined),
Purchaser shall purchase from MDT and MDT shall sell the MDT Stock to Purchaser, free and clear of all liens, claims, encumbrances, security interests and rights of third parties, except as set forth in Beard's Certificate of Incorporation, as amended through April 24, 1996 and that certain Settlement Agreement with various parties, including Seller, dated April 13, 1995, and Seller shall convey good and marketable title thereto to Purchaser for the purchase price and subject to the terms and conditions set forth herein.

                              The aggregate purchase price for the MDT Stock is
$75,466.73. The purchase price for the MDT Stock shall be paid at Closing by wire transfer of immediately available funds payable to the order or account of MDT.

                              Purchaser's obligations to purchase the MDT Stock
is subject to and conditional upon (x) MDT delivering at Closing certificates evidencing the MDT Stock, together with stock powers duly executed by an authorized officer of MDT, with medallion signature guarantee, and all necessary transfer stamps affixed, free and clear of all legends and restrictions under the various Federal and state securities laws or otherwise; and (y) the contemporaneous closing of the sale by New York Life Insurance Company and New York Life Insurance and Annuity Corporation of an aggregate amount of 45,077.93 shares of Beard Preferred Stock and 331,542 shares of Beard Common Stock to Purchaser.

                              Seller represents and warrants to Purchaser that:

                              (a)
                    this letter agreement and the transactions contemplated hereby have been duly authorized by all corporate or other actions necessary to have been taken by Seller and all necessary consents and approvals thereto have been obtained; and

                              (b)
                    this letter agreement and the transactions contemplated hereby do not violate (x) any agreement, lease, indenture or other instrument or understanding to which MDT is a party or to which the Stock is subject or (y) any law, rule, regulation, judgment or order to which MDT or the MDT Stock are subject.

                              The closing ("Closing") shall occur
contemporaneously with the execution of this letter agreement by all parties hereto and the satisfaction of the conditions to Closing set forth above ("Closing Date").

                              Seller shall, without further consideration,
execute and deliver to Purchaser such other documents and take such other actions as Purchaser may reasonably request to carry out the transactions contemplated by this Agreement and to vest more fully the Stock and the certificates representing the Stock in the name of Purchaser. In furtherance of the preceding sentence, Seller shall deliver or cause the delivery to Beard and/or its transfer agent any and all certificates, resolutions, direction letters and other documentation which may be required by such transfer agent or Beard in order to issue unlegended certificates representing the Stock in the name of Purchaser.

                              If this letter accurately reflects your mutual
understanding and agreement, kindly sign in the space provided and return it to the undersigned.

                              Should you have any questions or comments, please
call me immediately upon receipt of this letter.

                                                         Very truly yours,


JST:mi                                                   /S/ Jeffrey S. Tullman


ACCEPTED and AGREED:

MD Co., as Nominee for
Memorial Drive Trust:



By: /S/ Charles A. Levin
--------------------------------



/S/ Warren B. Kanders
--------------------------------
Warren B. Kanders